                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]       Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                             KEY3MEDIA GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                [KEY3MEDIA LOGO]

                              KEY3MEDIA GROUP, INC
                         5700 WILSHIRE BLVD., SUITE 325
                             LOS ANGELES, CA 90036

                 NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

                                                                  April 15, 2002

The 2002 Annual Meeting of Shareholders of Key3Media Group, Inc. will be held on Wednesday, May 15, 2002 at 10 a.m. at the Beverly Hilton, located at 9876 Wilshire Blvd., Beverly Hills, California 90210 for the following purposes:

          1. To elect to our Board of Directors for three-year terms one class of directors, consisting of four directors;

          2. To ratify the appointment of Ernst & Young LLP as our independent auditors for the 2002 fiscal year; and

          3. To transact such other business as may properly come before the Annual Meeting.

     The record date for the determination of the shareholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 29, 2002. A list of these shareholders will be available for inspection during ordinary business hours at our offices, 5700 Wilshire Blvd., Suite 325, Los Angeles, California 90036, from May 1, 2002 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting. Additional information regarding the matters to be acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ Ned S. Goldstein
                                          NED S. GOLDSTEIN
                                          Executive Vice President,
                                          General Counsel and Secretary
Los Angeles, California

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE

                                [KEY3MEDIA LOGO]

                              KEY3MEDIA GROUP, INC
                         5700 WILSHIRE BLVD., SUITE 325
                             LOS ANGELES, CA 90036

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 2002

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Key3Media Group, Inc., a Delaware corporation ("Key3Media", "we" or "our"), to be used at our 2002 Annual Meeting of Shareholders on Wednesday, May 15, 2002 at 10 a.m., at the Beverly Hilton, located at 9876 Wilshire Blvd., Beverly Hills, California 90210, and at any adjournments or postponements of the Annual Meeting. Proxies are being solicited from the holders of our common stock, par value $0.01 per share (the "Common Stock"), the holders of our Series A 5.5% Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and the holders of our Series B 5.5% Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"), (the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, collectively, the "Shares"), in each case as of the close of business on March 29, 2002 (the "Record Date"). The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to shareholders is April 15, 2002.

     The presence in person or by proxy at the Annual Meeting of holders of shares of our Common Stock, Series A Preferred Stock and Series B Preferred Stock that were outstanding as of the Record Date and that are entitled to cast a majority of all of the votes entitled to be cast by the holders of all such shares shall constitute a quorum for the transaction of all business at the Annual Meeting. As of the Record Date, there were approximately 68,277,419 shares of Common Stock, 1,000,000 shares of our Series A Preferred Stock and 1,980,000 shares of our Series B Preferred Stock issued and outstanding. Each share of Common Stock is entitled to cast one vote per share at the Annual Meeting and each share of Series A Preferred Stock and Series B Preferred Stock is entitled to cast 4.5905 votes per share (although the votes each holder is entitled to cast will be rounded down to the nearest whole vote).

     If you properly cast your vote by executing and returning the enclosed proxy card and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. If you execute the enclosed proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of the nominees for directors named below, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2002, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

     A shareholder executing a proxy may revoke it at any time before it is exercised by giving written notice revoking the proxy to our Secretary, by subsequently filing another proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke your proxy.

     Please note that if you hold shares in "street name" (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Shares as of the close of business on March 29, 2002, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your Shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

                         QUORUM AND VOTING REQUIREMENTS

     The presence in person or by proxy at the Annual Meeting of holders of the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock that were outstanding on March 29, 2002, and that are entitled to cast a majority of all the votes entitled to be cast by the holders of all such Shares will constitute a quorum for the transaction of business at the Annual Meeting.

     The election of directors requires a plurality of the votes entitled to be cast by all the holders of Shares for the election of directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote. The four directorships to be filled at the Annual Meeting will be filled by the four nominees receiving the highest number of votes.

     The affirmative vote of a majority of the votes entitled to be cast by all the holders of Shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. In accordance with Delaware law, only votes cast "for" a matter constitute affirmative votes. Votes of "withheld" or abstentions from voting are counted for quorum purposes but, since they will not be votes cast "for" the particular matter, they will have the same effect as negative votes or votes "against" that matter.

     Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), a member broker who holds shares in street name for customers has the authority to vote on certain items if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. NYSE rules permit member brokers who do not receive instructions to vote on the proposals presented in this Proxy Statement.

                            EXPENSES OF SOLICITATION

     We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Key3Media or its affiliates telephonically, electronically or by other means of communication and by Georgeson Shareholder Communications Inc. ("Georgeson") and The Bank of New York, whom we have hired to assist in the solicitation and distribution of proxies. Such directors, officers and employees will receive no additional compensation for such solicitation. Georgeson will be paid a fee of approximately $1,500 for its services plus postage/handling and The Bank of New York will receive a fee of approximately $3,500 for its services and for postage/handling. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with applicable rules.

                                 ANNUAL REPORT

     A copy of our Annual Report on Form 10-K for the year ended December 31, 2001 (the "2001 Form 10-K") is enclosed. The 2001 Form 10-K is being furnished to you to satisfy the annual report requirements of Rule 14a-3 under the Securities Exchange Act of 1934. YOU MAY ALSO OBTAIN A COPY WITHOUT CHARGE BY WRITING TO: KEY3MEDIA GROUP, INC., 5700 WILSHIRE BLVD., SUITE 325, LOS ANGELES, CALIFORNIA 90036, ATTN: INVESTOR RELATIONS. Our 2001 Form 10-K is also available through our website at http://www.key3media.com. Our 2001 Form 10-K is not proxy soliciting material.

                                PROPOSAL NO.  1.

                             ELECTION OF DIRECTORS

INTRODUCTION

     Our Board of Directors is divided into three classes. At each annual meeting of the shareholders, a class of directors is elected for a term expiring at the annual meeting of shareholders in the third year following the year of its election. Each director will hold office until his or her successor has been elected and qualified, or the director's earlier resignation or removal. Currently, the Board of Directors consists of twelve members.

ANNUAL MEETING

     The Board of Directors proposes the election as directors of the four persons named below under "Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2005" to hold office for a term ending at the annual meeting of shareholders to be held in 2005. While the Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting, if that is the case, proxies will be voted in favor of such other person or persons designated by the Board of Directors.

     All nominees are currently members of the Board of Directors. Set forth below is information as of March 29, 2002 regarding the nominees and the directors continuing in office, which was furnished by them for inclusion in this Proxy Statement.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2005

  Edward A. Bennett, 55                                      Director since 2000

     Mr. Bennett is President of Need Studios, and Chairman of Softnet Systems, a publicly traded company on Nasdaq. He is also the co-founder of 212/Investcorp Technology Ventures, and Vaultus, a wireless solutions company. Prior to this, Mr. Bennett was President and CEO of Prodigy Services, President and CEO of MTV Networks' VH-1 Music Television network, and spent 14 years in various executive positions at Viacom.

  John A. Pritzker, 47                                       Director since 2000

     John A. Pritzker founded Red Sail Companies in 1988, which included Red Sail Sports and Mandara Spa, LLC. Mr. Pritzker has served as Red Sail's President since its inception. In addition, from March through June 2000, Mr. Pritzker worked for us as an employee. He has also served as a consultant to us from July 2000 to October 2001. Mr. Pritzker served in various executive positions within Hyatt Corporation over a 22-year period. Mr. Pritzker is also President of Hyatt Ventures, Inc.

  Bruce M. Ramer, 68                                         Director since 2001

     Bruce M. Ramer is a partner with Gang, Tyre, Ramer & Brown, Inc. Mr. Ramer is the Executive Director of the Entertainment Law Institute at the University of Southern California Law School. He also is a member of the Pacific Council on International Policy and is a member of the Board of Councilors at the University of Southern California Annenberg School for Communication. Mr. Ramer has served as the National President of the American Jewish Committee since 1998.

  Michael B. Solomon, 54                                     Director since 2000

     Michael B. Solomon is the Managing Principal of Gladwyne Partners, LLC, a private equity fund manager. Prior to founding Gladwyne Partners in July 1998, Mr. Solomon was affiliated with Lazard Freres & Co. LLC. Mr. Solomon joined Lazard Freres in 1981 and became a Partner in 1983. Mr. Solomon also serves on the board of directors of World Wrestling Federation Entertainment, Inc.

     The Board of Directors recommends a vote FOR the election of Mr. Bennett, Mr. Pritzker, Mr. Ramer and Mr. Solomon.

DIRECTORS CONTINUING IN OFFICE -- TERM EXPIRING IN 2004

  Pamela C. Alexander, 46                                    Director since 2000

     Pamela C. Alexander founded Alexander Communications, a firm that focuses on information technology, in 1987. In 1998 Ogilvy Public Relations acquired the assets of Alexander Communications and formed Alexander Ogilvy. At the time of the acquisition, Ms. Alexander became President and CEO of Alexander Ogilvy Public Relations Worldwide. Ms. Alexander is also a member of the board of directors of the Technology Network.

  G. Andrea Botta, 48                                        Director since 2000

     G. Andrea Botta is a Managing Director of Morgan Stanley Dean Witter and Head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. Mr. Botta joined Morgan Stanley Dean Witter in 1999. Prior to joining Morgan Stanley Dean Witter, Mr. Botta was President of Exor America, part of the Agnelli Group. Mr. Botta is also a member of the board of directors of Riverwood International. Mr. Botta was originally nominated by the original purchasers of zero coupon debentures which gave the original purchasers the right to nominate one director. The debentures were redeemed in June 2001.

  Jason E. Chudnofsky, 58                                    Director since 2000

     Jason E. Chudnofsky is the Vice Chairman and Chief Operating Officer of Key3Media Group, Inc. and serves as the Vice Chairman, President and Chief Executive Officer of Key3Media Events. Mr. Chudnofsky has worked at Key3Media Events since 1998. He has been a director of Ziff-Davis since 1998. From 1988 to 1997, Mr. Chudnofsky was President of the Trade Show Division of The Interface Group which was renamed SOFTBANK COMDEX when that division was acquired by SOFTBANK in 1995. In addition, Mr. Chudnofsky served as President and Chief Executive Officer of the Sands Expo and Convention Center Division from 1990 to 1995. Mr. Chudnofsky has over 15 years of experience in the events, tradeshow and conference industry. Mr. Chudnofsky is a member of the board of directors of Tech Corporation and Folio Exhibits, Inc.

  James F. Moore, 53                                         Director since 2000

     James F. Moore is a Senior Fellow at Harvard Law School, where he has been since January of 2001. He directs the Open Economies project of the Berkman Center for Internet and Society. He became the General Partner of GeoPartners Ventures, a business development corporation, in 1999. Since January 1990, Dr. Moore has been Chairman and Chief Executive Officer of GeoPartners Research, Inc., a company specializing in providing corporate strategy advice to high technology companies.

DIRECTORS CONTINUING IN OFFICE -- TERM EXPIRING IN 2003

  Ronald D. Fisher, 54                                       Director since 2000

     Ronald D. Fisher has been the Vice Chairman of SOFTBANK Holdings Inc. since 1995. From 1990 to 1995, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies Ltd., a leading developer and marketer of systems software products for personal computers. From 1984 through 1989, Mr. Fisher was the President of Interactive Systems Corporation. His prior experience also includes senior management positions at Visicorp, TRW and ICL (USA). In addition to being a director of SOFTBANK Corp., Mr. Fisher serves on the board of directors of E*Trade, Global Sports, Optimark Holdings Inc., InsWeb Corporation and People PC.

  Eric Hippeau, 50                                           Director since 2000

     Eric Hippeau is Managing Partner of SOFTBANK Capital Partners. Prior to joining SOFTBANK, Mr. Hippeau was the Chairman and Chief Executive Officer of Ziff-Davis from 1998 to 2000 and of ZD Inc. from 1993 to 2000. He joined ZD Inc. in 1989 as Publisher of PC Magazine, was named Executive Vice President of ZD Inc. in 1990, and President and Chief Operating Officer in February 1991. Prior to joining ZD Inc., Mr. Hippeau held a number of positions with IDG, including Vice President of computer publications in Latin America and Publisher of IDG's InfoWorld magazine. Mr. Hippeau is currently a Director of CNET, Asia Global Crossing Ltd., Yahoo! Inc. and Starwood Hotels and Resorts Worldwide, Inc.

  Fredric D. Rosen, 58                                       Director since 2000

     Fredric D. Rosen was hired by Ziff-Davis in March 2000 to become our Chairman and Chief Executive Officer. In the 18 months preceding his employment by Ziff-Davis, he was a consultant and private investor. Mr. Rosen was previously President & Chief Executive Officer of Ticketmaster Group, Inc., a position he held for more than 16 years, from 1982 to 1998. Mr. Rosen is also a member of the board of directors of Playboy.com, Inc., a subsidiary of a public company.

  James A. Wiatt, 55                                         Director since 2000

     James A. Wiatt has been the President and Co-Chief Executive Officer of the William Morris Agency since August 1999. Prior to joining the William Morris Agency, Mr. Wiatt was the Co-Chairman and Co-CEO of International Creative Management. Mr. Wiatt worked at International Creative Management for 22 years. Mr. Wiatt is a member of the Board of Councilors of the USC School of Cinema-Television and is on the Board of Governors of both The Music Center of Los Angeles and The American Film Institute.

     There are no family relationships among any directors or executive officers of Key3Media.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     Our Board of Directors held eleven meetings during the year ended December 31, 2001. During the year 2001, each of our directors attended at least 75% of the meetings of the Board of Directors and the Committees of the Board on which he or she served with the exceptions of Pamela C. Alexander, Eric Hippeau, James
F. Moore, Bruce M. Ramer and James A. Wiatt.

     Edward A. Bennett, James F. Moore and Bruce M. Ramer are the members of our Audit Committee. Mr. Ramer replaced Ms. Alexander on our Audit Committee on April 26, 2001. The members of our Audit Committee are independent as independence is defined in Section 303.01(B)(2)(a) and (3) of the NYSE's listing standards. The primary purpose of our Audit Committee, chaired by Mr. Bennett, is to assist the Board of Directors in its oversight of our internal controls and financial statements and the audit process. The Audit Committee is also responsible for recommending for approval by the Board of Directors a firm of independent auditors whose duty it is to audit our consolidated financial statements for the fiscal year in which they are appointed. During the year 2001, our Audit Committee met four times. The Audit Committee has adopted a written charter which is included as an exhibit to this proxy statement. The report of the Audit Committee is included below.

     Ronald D. Fisher, Edward A. Bennett and Michael B. Solomon are the members of our Nominating and Compensation Committee. Our Nominating and Compensation Committee is responsible for reviewing and approving compensation levels for all of our senior executives. The Nominating and Compensation Committee is also responsible for administering our 2000 Stock Option and Incentive Plan. During the year 2001, our Nominating and Compensation Committee did not meet but acted via unanimous written consent ten times.

     Fredric D. Rosen, Jason E. Chudnofsky, Ronald D. Fisher, Eric Hippeau and John A. Pritzker are the members of our Executive Committee. The Executive Committee has, and may exercise, all the powers and authority of the Board in the management of the business and affairs of Key3Media except to the extent prohibited by the Delaware General Corporation Law at the relevant time, and may authorize the seal of

Key3Media to be affixed to all papers which may require it. During the year 2001, our Executive Committee did not meet.

     Because SOFTBANK America Inc. owns almost a majority of our Common Stock, our Board formed a special committee consisting of three directors who were not members of management or affiliated with SOFTBANK Corp. or its affiliates and delegated to the special committee the authority to negotiate and approve the acquisition of SOFTBANK Forums Japan, Inc. The special committee was also authorized to retain counsel and financial advisors to assist it in this process. Edward A. Bennett, John A. Pritzker and Michael B. Solomon were the members of this special committee. The special committee met three times during the year 2001.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

     The following summaries address all of the material provisions of our employment contracts with Messrs. Rosen, Chudnofsky, Knepper, Goldstein and Priest-Heck but are qualified in their entirety by the complete text of those agreements which we filed as exhibits to our registration statement on Form S-1 (No. 333-36828).

     Fredric D. Rosen. We have entered into an employment agreement with Fredric D. Rosen pursuant to which Mr. Rosen is entitled to:

     - a base salary of at least $1,500,000 per year;

     - a performance bonus equal to an escalating percentage of incremental growth in "EBITDA";

     - a discretionary bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee;

     - options to purchase 9,573,333 of the shares of our Common Stock in accordance with our Key3Media 2000 Stock Option and Incentive Plan; and

     - a term life insurance policy in the amount of $5 million.

     The amount of the performance bonus for each year will be based on a percentage of the incremental growth in EBITDA for that year over the prior year (or earlier prior year if there has been an interim decrease in EBITDA). The percentage by which Mr. Rosen's performance bonus will be calculated will vary depending on the rate of the growth in EBITDA but will not exceed 5%. For this purpose "EBITDA" means our consolidated reported earnings for that year, as adjusted to:

     - add back interest, taxes, depreciation and amortization, all as determined by our independent auditors;

     - exclude unusual non-recurring items;

     - exclude charges related to his performance bonus, similar bonuses paid to other executive officers and any other earnings-related bonuses exceeding $150,000 per year;

     - exclude any charges to earnings attributable to payments to affiliates that are in excess of the fair market value of goods sold or services rendered; and

     - exclude the effect of non-cash stock based compensation, calculated in a manner consistent with our financial reporting.

     EBITDA for 2000 shall be adjusted by the Compensation Committee to reflect a normalized situation, taking into account special costs and expenses which may be incurred in that year.

     If there is a change in control, as defined in his contract, of our company, Mr. Rosen's options will vest immediately and become immediately exercisable or he may elect a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change of control. In addition, Mr. Rosen will, upon a change of control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) is equal to the excise tax, if any, imposed by the Internal Revenue Code.

     Our contract with Mr. Rosen expires on February 28, 2005. We may terminate his employment for cause or disability (each as defined in his contract), without cause, or upon his death. Mr. Rosen may terminate his employment for good reason (as defined in his contract) upon 30 days' written notice. Any termination of his employment is subject to the following conditions:

     - Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

     - If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual incentive bonus he would have received for the year of such termination.

     - If we terminate his employment for cause or he voluntarily terminates his own employment, but without good reason, we will have no additional obligations to him.

     - If we terminate his employment other than for disability or cause or he terminates his employment for good reason, then we will pay him both twice his then current salary and twice his most recent performance bonus, spread over the succeeding two years, and all of his options to purchase our stock will fully vest.

     Mr. Rosen's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

     Jason E. Chudnofsky. We have entered into an employment agreement with Jason E. Chudnofsky pursuant to which he is entitled to:

     - a base salary of at least $950,000 per year;

     - a performance bonus equal to 40% of the annual performance bonus received by Mr. Rosen, or, if Mr. Rosen has been replaced by a successor, then a performance bonus equal to an escalating percentage of incremental growth in EBITDA (defined in the same way as for Mr. Rosen), but will not exceed 2%;

     - a discretionary bonus comprised of cash and/or stock equal to 40% of the discretionary bonus received by Mr. Rosen, or Mr. Rosen's successor;

     - options to purchase 750,000 shares of our Common Stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan; and

     - a life insurance policy in the amount of $2 million.

     In addition to the options to purchase 750,000 shares that Mr. Chudnofsky is entitled to pursuant to his employment agreement with us, he still retains options to purchase 3,000,000 shares of our Common Stock, which he was awarded under his initial contract with us.

     If there is a change in control, as defined in his contract, of our company, Mr. Chudnofsky's options will vest immediately and become immediately exercisable or he may elect to receive a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change of control. In addition, Mr. Chudnofsky will, upon a change of control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) is equal to the excise tax, if any, imposed by the Internal Revenue Code.

     Our contract with Mr. Chudnofsky expires on December 31, 2004. We may terminate his employment for cause or disability (each as defined in his contract), without cause, or upon his death. Mr. Chudnofsky may terminate his employment at any time for good reason. Any termination of his employment is subject to the following conditions:

     - Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

     - If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual incentive bonus he would have received for the year of such termination.

     - If we terminate his employment for cause, or Mr. Chudnofsky voluntarily terminates his own employment without good reason, we will have no additional obligations to him.

     - If we terminate his employment at the end of the term of his contract other than for disability or cause or Mr. Chudnofsky terminates his employment at any time for good reason, then we will (i) pay Mr. Chudnofsky his base salary at the level in effect as of the date of termination, (ii) pay Mr. Chudnofsky twice his most recent performance bonus, spread over the succeeding two years, and (iii) fully vest all options of Common Stock granted to him under our Key3Media 2000 Stock Option and Incentive Plan.

     Mr. Chudnofsky's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

     Peter B. Knepper. We have entered into an employment agreement, dated as of March 1, 2000, with Peter B. Knepper pursuant to which Mr. Knepper is entitled to:

     - a base annual salary of at least $525,000 in the first three contract years and $550,000 during the final two contract years;

     - a performance bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; provided, however, that in no event shall the bonus be less than $125,000 for the first contract year and $150,000 for the final four contract years;

     - options to purchase 1,000,000 shares of our Common Stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan; and

     - a term life insurance policy in the amount of $2 million.

     If there is a change in control, as defined in his contract, of our company, Mr. Knepper's options will vest immediately and become immediately exercisable or he may elect to receive a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change in control. In addition, Mr. Knepper will, upon a change in control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) equal to the excise tax, if any, imposed by the Internal Revenue Code.

     Our contract with Mr. Knepper expires on February 28, 2005. We may terminate his employment for cause or without cause (as defined in his contract) or if he has a disability (as defined in his contract). Mr. Knepper may terminate his employment at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

     - Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

     - If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual performance bonus he would have received for the year of such termination.

     - If we terminate his employment for cause or Mr. Knepper voluntarily terminates his own employment, but without good reason, we will have no additional obligations to him.

     - If we terminate his employment, other than for disability or cause, or Mr. Knepper terminates his employment for good reason, then we will pay him both twice his then current salary and twice his most recent performance bonus, spread over the succeeding two years, and all of his options to purchase our Common Stock will fully vest.

     Mr. Knepper's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

     Ned S. Goldstein. We have entered into an employment agreement, dated as of March 1, 2000, with Ned S. Goldstein pursuant to which Mr. Goldstein is entitled to:

     - a base salary of at least $525,000 per year in the first three contract years and $550,000 during the final two contract years;

     - a performance bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; provided, however, that in no event shall the bonus be less than $125,000 for the first contract year and $150,000 for the final four contract years;

     - options to purchase 1,000,000 shares of our Common Stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan; and

     - a term life insurance policy in the amount of $2 million.

     If there is a change in control, as defined in his contract, of our company, Mr. Goldstein's options will vest immediately and become immediately exercisable or he may elect to receive a cash payment in place of the options. The amount of the cash payment for the options will be determined based on the manner of the change in control. In addition, Mr. Goldstein will, upon a change in control, receive an amount which, on an after-tax basis (including federal income and excise taxes, and state and local income taxes) is equal to the excise tax, if any, imposed by the Internal Revenue Code.

     Our contract with Mr. Goldstein expires on February 28, 2005. We may terminate his employment for cause or disability (each as defined in his contract), without cause, or upon his death. Mr. Goldstein may terminate his employment at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

     - Regardless of the reason for such termination, we will pay him his base salary through the date of the termination.

     - If his employment is terminated as a result of his disability or death, we will pay to him or his estate one year's worth of base compensation plus the prorated portion of any annual performance bonus he would have received for the year of such termination.

     - If we terminate his employment for cause or he voluntarily terminates his own employment, but without good reason, we will have no additional obligations to him.

     - If we terminate his employment other than for disability or cause, or he terminates his employment for good reason, then we will pay him both twice his then current base salary and twice his most recent performance bonus, spread over the succeeding two years, and all of his options to purchase our Common Stock will fully vest.

     Mr. Goldstein's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

     Robert Priest-Heck. We have entered into an employment agreement, dated as of July 2000, with Robert Priest-Heck pursuant to which Mr. Priest-Heck is entitled to:

     - a base salary of $500,000 per year;

     - a performance bonus in an amount to be determined by our Board of Directors or its Nominating and Compensation Committee; provided, however, that in no event shall the bonus for a full year be less than $125,000;

     - options to purchase 500,000 shares of our Common Stock in accordance with the Key3Media 2000 Stock Option and Incentive Plan.

     Our contract with Mr. Priest-Heck expires on June 30, 2004. We may terminate his employment for cause, for disability (each as defined in his contract), without cause, or in the event of death. Mr. Priest-Heck may terminate his employment at any time for good reason (as defined in his contract). Any termination of his employment is subject to the following conditions:

     - Regardless of the reason for such termination, we will pay him all compensation through the date of the termination, including (unless the termination is for cause) a pro rata portion of the performance bonus.

     - If Mr. Priest-Heck's employment terminates for any reason other than for or by virtue of cause, death, disability, or his voluntary termination, we will pay the base salary and performance bonus for the remainder of the contract.

     Mr. Priest-Heck's employment contract prohibits him, without our written consent, from competing with us or our subsidiaries for a period of two years commencing upon the termination of his employment.

COMPENSATION OF DIRECTORS

     Directors who are also our employees or consultants receive no additional compensation for their services as directors. Directors who are not our employees receive fees of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of any committee of the Board of Directors that they attend.

     On April 16, 2001, we granted Mr. Ramer options to purchase 30,000 shares of our Common Stock. These options vest in equal installments of 10,000 each on April 15 of 2002, 2003 and 2004. These options have a strike price of $11.07 per share. On the same day, in consideration for Mr. Botta's service on the Board of Directors, we granted Morgan Stanley & Co. Inc. ("Morgan Stanley") options to purchase 30,000 shares of our Common Stock. These options vest in equal installments of 10,000 each on October 31 of 2001, 2002 and 2003 and have a strike price of $11.07 per share.

     Mr. Pritzker was paid $165,000 by the company in 2001 for consulting services. We do not have a written contract with Mr. Pritzker.

EXECUTIVE COMPENSATION

     The following table contains certain compensation information for Fredric
D. Rosen, who has served as our chief executive officer since March 2000, and the four other most highly compensated executive officers who were serving as our executive officers at the end of our last completed fiscal year. All of the information in this and the next two tables reflects compensation paid in accordance with our compensation and benefit plans.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                       ------------------
                                                                             AWARDS
                                                                       ------------------
                                           ANNUAL COMPENSATION             SECURITIES
                                      ------------------------------       UNDERLYING          ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR   SALARY($)     BONUS($)    OPTIONS/SARS(#)(1)   COMPENSATION($)
    ---------------------------       ----   ----------   ----------   ------------------   ---------------
Fredric D. Rosen....................  2001    1,500,000            0               0              91,679(4)
  Chairman and Chief                  2000    1,250,000    1,000,000       9,573,333              33,456(4a)
  Executive Officer

Jason E. Chudnofsky.................  2001      950,000            0               0              38,745(5)
  Vice Chairman and                   2000      805,141      300,000       3,750,000           2,087,916(5a)
  Chief Operating Officer             1999      800,000       91,200          19,850(2)           28,720(b)

Peter B. Knepper....................  2001      525,000      150,000               0              35,179(6)
  Executive Vice-President            2000      440,865      200,000       1,000,000              12,791(6a)
  and Chief Financial Officer

Ned S. Goldstein....................  2001      525,000      150,000               0              36,351(7)
  Executive Vice President,           2000      440,865      200,000       1,000,000              20,840(7a)
  General Counsel and Secretary

Robert Priest-Heck..................  2001      500,000      125,000               0              16,910(8)
  Chief Operating Officer             2000      417,691      150,000         500,000              16,051(8a)
  Key3Media Events, Inc.              1999      245,833       89,369          15,439(3)           49,505(8b)

---------------

(1) These options, which were granted under the Key3Media 2000 Stock Option and Incentive Plan, will vest over four years from the date of grant.

(2) Includes options to purchase an aggregate of 45,000 shares of Ziff-Davis common stock and ZDNet common stock, which were converted to options to purchase shares of CNET common stock.

(3) Includes options to purchase an aggregate of 35,000 shares of Ziff-Davis common stock and ZDNet common stock, which were converted to options to purchase shares of CNET common stock.

(4) Represents $39,434 for health, life and disability insurance premiums and $52,245 for medical reimbursement paid by Key3Media.

(4a) Represents $27,388 for health, life and disability insurance premiums and $6,068 for medical reimbursement paid for by Key3Media.

(5) Represents $30,787 for health, life and disability insurance premiums, matching contributions of $3,425 to the executive's 401(k) plan and $4,533 for medical reimbursement paid by Key3Media.

(5a) Represents $2,053,129 paid to the executive as part of Key3Media's non-recurring compensation charge of $3.0 million related to compensation granted by former owner Ziff-Davis to two executives of Key3Media, matching contributions of $5,250 to the executive's 401(k) plan and $29,396 for health, life and disability insurance premiums and $141 for medical reimbursement paid for by Key3Media.

(5b) Reflects contributions to Ziff-Davis' defined contribution plan, group term life insurance and reimbursement of medical expense.

(6) Represents $22,594 for health, life and disability insurance premiums, matching contributions of $4,442 to the executive's 401(k) plan and $8,143 for medical reimbursement paid by Key3Media.

(6a) Represents health, life and disability insurance premiums paid for by Key3Media.

(7) Represents $22,276 for health, life and disability insurance premiums, matching contributions of $5,242 to the executive's 401(k) plan and $8,833 for medical reimbursement paid by Key3Media.

(7a) Represents matching contributions of $5,250 to the executive's 401(k) plan, $10,457 for health, life and disability insurance premiums and $5,133 for medical reimbursement paid for by Key3Media.

(8) Represents $14,032 for health, life and disability insurance premiums and matching contributions of $2,878 to the executive's 401(k) plan.

(8a) Represents matching contributions of $5,250 to the executive's 401(k) plan and $10,801 for health, life and disability insurance premiums paid for by Key3Media.

(8b) Includes a retroactive salary increase of $31,442.

OPTION GRANTS IN 2001

     There were no stock option grants to executive officers in the year 2001.

         AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES

     The following table summarizes aggregate option exercises by each of the persons named in the Summary Compensation Table during 2001 and the value of the options held by them as of December 31, 2001:

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              SHARES                         OPTIONS AT YEAR-END (#)            YEAR-END ($)
NAME AND                    ACQUIRED ON        VALUE       ---------------------------   ---------------------------
PRINCIPAL POSITION         EXERCISE (#)     REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------        ---------------   ------------   -----------   -------------   -----------   -------------
Fredric D. Rosen........            0                0      4,387,746      5,185,587      $723,978       $855,622
  Chairman and Chief
  Executive Officer
Jason E. Chudnofsky.....            0                0      1,499,710      2,250,290      $216,563       $278,438
  Vice Chairman and                                           215,749(1)           0        54,189
  Chief Operating                                              35,685(2)                   214,108
    Officer
Peter B. Knepper........            0                0        458,334        541,666      $ 75,625       $ 89,375
  Executive
    Vice-President
  and Chief Financial
  Officer
Ned S. Goldstein........            0                0        458,334        541,666      $ 75,625       $ 89,375
  Executive Vice
  President, General
  Counsel and Secretary
Robert Priest-Heck......            0                0        156,250        343,750      $ 25,781       $ 56,719
  Chief Operating                   0                0              0              0             0              0
    Officer
  Key3Media Events, Inc.        6,307(2)      $207,921          2,240(2)       1,725(2)     13,440         10,350

---------------

(1) Options originally granted by Ziff-Davis and ZDNet to purchase Ziff-Davis common stock and ZDNet common stock, converted to options to purchase CNET common stock. After the spin-off of Key3Media, ZDNet merged with CNET and the number of shares and exercise price were adjusted accordingly.

(2) Options to purchase SOFTBANK common stock.

                           RELATED PARTY TRANSACTIONS

ACQUISITION OF SOFTBANK FORUMS JAPAN, INC.

     On June 15, 2001, Key3Media Events, our wholly owned subsidiary, acquired SOFTBANK Forums Japan, Inc. ("SOFTBANK Forums") from SOFTBANK America Inc. Prior to this acquisition, SOFTBANK Forums owned and operated our events in Japan.

     Under the terms of the acquisition agreement, Key3Media Events purchased all of the outstanding shares of SOFTBANK Forums for newly issued shares of our Common Stock valued at $10 per share. The purchase price was equal to 10 times SOFTBANK Forum's EBITDA for 2001 minus a working capital adjustment of $450,000. Because this was a related party transaction, our Board established a special committee to negotiate and approve the transaction and the special committee received a fairness opinion from Allen & Company.

     SOFTBANK Forums owns and operates tradeshows and conferences in Japan, including the NetWorld+Interop tradeshow, one of the largest IT tradeshows in Japan, which takes place during the summer months each year, and several custom events scheduled throughout the year.

     See "Management's Discussion of Financial Condition and Results of Operations -- Recent Developments" in our Annual Report on Form 10-K for the year ended December 31, 2001.

REGISTRATION RIGHTS AGREEMENTS

     We have granted to SOFTBANK and its affiliates customary registration rights with respect to the shares they received in the distribution in connection with the spin-off of our company from Ziff-Davis in 2000. We also have granted registration rights to Invemed Catalyst Fund L.P. ("Invemed"), as purchaser of our Series A Preferred Stock. Additionally, we granted registration rights to ValueAct Capital Partners, L.P. and its affiliates, along with all of the other purchasers of our Series B Preferred Stock.

WARRANTS

     The purchasers of zero coupon debentures we issued in 2000 and redeemed in 2001 received warrants to purchase 6.8 million shares of our Common Stock at $6.00 per share subject to customary anti-dilution rights. The warrants can be exercised at any time, in whole or in part. Cashless exercise is permitted and the warrants will expire in 2007. Since the zero coupon debentures were redeemed within 22 months after they were issued, the number of shares issuable upon exercise of the warrants was decreased by 523,000, leaving a total of 6.3 million warrants outstanding. See "Financing".

CONVERTIBLE PREFERRED STOCK

     On November 27, 2001, we sold to Invemed 1,000,000 shares of our Series A Preferred Stock for $25.00 per share. As a condition to this sale to Invemed, on the same date we also sold 1,080,000 shares of our Series B Preferred Stock for $25.00 per share. On December 11, 2001, we sold an additional 300,000 shares of the Series B Preferred Stock in exchange for $10.0 million aggregate principal amount of our 11.25% senior subordinated notes due 2011. For purposes of this exchange, the senior subordinated notes were valued at $7.5 million and the Series B Preferred Stock was issued at $25.00 per share. On December 19, 2001, we sold an additional 600,000 shares of our Series B Preferred Stock for $25.00 per share. In each case, the Series A and Series B Preferred Stock was issued in a private placement exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). In aggregate, we raised $67.0 million in cash and exchanged $10 million aggregate principal amount (valued at $7.5 million for purposes of the exchange) of our senior subordinated notes for shares of our convertible preferred stock from the sales and exchange. For a more detailed description of the terms of the Series A and Series B Preferred Stock, see "Financing".

     The terms of the Series A and Series B Preferred Stock are identical except that the conversion rights of the Series A Preferred Stock were subject to shareholder approval. On February 7, 2002, at a special meeting of shareholders, our shareholders approved Invemed's right to convert its Series A Preferred Stock.

NTH DEGREE CONTRACT

     In February 2001, we entered into a contract with Nth Degree, Inc. to provide various exhibitor services to our Comdex Susecu and NetWorld+Interop Sao Paulo events held in Sao Paulo, Brazil. Under this contract, we receive 10% of the revenue generated by Nth Degree from its sale of services to exhibitors. Nth Degree generated approximately $140,000 from exhibitor service sales at Comdex Susecu and NetWorld+Interop Sao Paulo. Darren Roy, the son-in-law of our director and executive officer Mr. Chudnofsky, was employed by Nth Degree when we entered into the contract in 2001.

                                   FINANCING

CREDIT FACILITY

     In June 2001, we entered into a senior bank credit facility with a syndicate of banks that committed to lend up to $150 million to our company for general corporate purposes, which could include acquisitions. We may borrow, repay and re-borrow under the revolving loan facility until June 26, 2004 at which time we must repay any outstanding amounts. We will pay commitment fees to the banks to the extent that we do not borrow the full $150 million committed amount. Loans under the senior bank credit facility are guaranteed by our wholly owned subsidiaries (other than unrestricted or foreign subsidiaries) and will be secured by substantially all of their assets, including accounts receivable and fixed assets.

     At our election, loans under the senior bank credit facility will bear interest at a margin over either (1) a base rate equal to the higher of the federal funds rate plus 1/2% and Citibank, N.A.'s base rate or (2) the Eurodollar rate (as defined). The margin we pay will vary between 1.0% and 3.25% depending on which rate we choose and the ratio of our total debt to EBITDA.

     This facility provides that we may prepay the loans at our election, in whole or in part, at any time and without premiums or penalty (other than costs associated with the termination of Eurodollar rate borrowings during an interest period). In addition we may be required to repay the loans under the senior bank credit facility based upon net cash proceeds of asset sales outside the ordinary course of our business, the net cash proceeds of additional debt and a portion of our excess cash flow (as defined).

     Subject to certain conditions, our senior bank credit facility does not prohibit us from borrowing an aggregate principal amount of up to $200 million. These borrowings can be senior and can share in the collateral securing the senior bank credit facility. No lender has committed to lend us money under this provision.

     The senior bank credit facility also contains customary covenants, including: a total leverage maintenance test, a senior leverage maintenance test and an interest coverage maintenance test. The senior bank credit facility also imposes restrictions on the incurrence of debt, payment of dividends, creation of liens, sales of assets, mergers and consolidations, and other matters.

     The senior bank credit facility contains standard events of default including, but not limited to:

     - defaults in the payment of principal, premiums or interest,

     - cross defaults on other indebtedness,

     - failure to pay judgments that have not been stayed by appeal or otherwise, and

     - certain bankruptcy events.

AMENDMENT TO CREDIT FACILITY

     In November 2001, we amended our senior bank credit facility to avoid potential covenant problems under the facility. The amendment to our senior bank credit facility replaced covenants that required maintenance of a minimum interest coverage ratio and maximum senior debt and total debt to pro forma EBITDA ratios with new covenants that require us to maintain a ratio of pro forma EBITDA to fixed charges (which include interest, domestic taxes and annual capital expenditures of up to $5 million) of at least 1.1:1 and to limit our total senior debt to $120 million, our total debt to $410 million and our annual capital expenditures to $15 million. We also repaid $30 million of our outstanding borrowings under the senior bank credit facility with part of the proceeds from the sale of Series A Preferred Stock and Series B Preferred Stock (which was a condition precedent to the amendment) and reduced the borrowing limit under the facility from $150 million to $120 million. The revised covenants will remain in effect until we have two consecutive quarters in which our pro forma EBITDA for the previous twelve months is more than $85 million, after which time the former covenants will come back into effect.

SENIOR SUBORDINATED NOTES

     On June 26, 2001, we issued $300.0 million of our 11.25% senior subordinated notes due 2011. We may redeem any of our senior subordinated notes beginning on June 15, 2006. The initial redemption price is 105.625% of their principal amount plus accrued interest. In addition, before June 15, 2004, we may redeem up to 35% of the original aggregate principal amount of the notes at a redemption price of 111.250% of their principal amount plus accrued interest. The notes are junior to all of our senior indebtedness. The notes are unsecured and will rank equally with any other unsecured senior subordinated indebtedness we incur. All of our domestic restricted subsidiaries, including Key3Media Events, Inc., Key3Media Von Events, Inc. and Key3Media BCR Events, Inc., have guaranteed the notes on a senior subordinated basis. Each guarantee will be unsecured and will be junior to all senior indebtedness of the subsidiary guarantor.

     Morgan Stanley & Co. Incorporated, UBS Warburg LLC, BNY Capital Markets, Inc. and Fleet Securities, Inc. were lead underwriters of the senior subordinated notes offering. Morgan Stanley Senior Funding, Inc., UBS AG and The Bank of New York were the initial lenders under the new bank facility.

WARRANTS

     The purchasers of the zero coupon debentures we issued in 2000 and redeemed in 2001 received warrants to purchase 6.8 million shares of our Common Stock at $6.00 per share subject to customary anti-dilution rights. The warrants can be exercised at any time, in whole or in part. Cashless exercise is permitted and the warrants will expire in 2007. Since the zero coupon debentures were redeemed within 22 months after they were issued, the number of shares issuable upon exercise of the warrants was decreased by 523,000, leaving a total of 6.3 million warrants outstanding.

     The holders of our warrants may require that we register for public sale shares of our Common Stock issuable upon exercise of the warrants but cannot require more than one registration in any six-month period. In addition, if we otherwise chose to register any of our equity securities, the warrant holders can require that we include in the registration statement shares of our Common Stock issuable upon exercise of the warrants. Except for underwriting discounts and commissions, we will bear all expenses related to these registrations.

CONVERTIBLE PREFERRED STOCK

     On November 27, 2001, we sold 1,000,000 shares of our Series A Preferred Stock for $25.00 per share. As a condition to this sale, on the same date we also sold 1,080,000 shares of our Series B Preferred Stock for $25.00 per share. On December 11, 2001 we sold an additional 300,000 shares of the Series B Preferred Stock in exchange for $10.0 million aggregate principal amount of our 11.25% senior subordinated notes due 2011. For purposes of this exchange, the senior subordinated notes were valued at $7.5 million and the Series B Preferred Stock was issued at $25.00 per share. On December 19, 2001 we sold an additional 600,000 shares of our Series B Preferred Stock for $25.00 per share. In each case, the Preferred Stock was issued in a private placement exempt from the registration requirements of the Securities Act. In aggregate, we raised $67.0 million in cash and exchanged $10 million aggregate principal amount (valued at $7.5 million for purposes of the exchange) of our senior subordinated notes from the sales and exchange.

     Unless previously redeemed, the Series A Preferred Stock and the Series B Preferred Stock are convertible into shares of our Common Stock, at the option of the holder at any time. Each share of Series A and Series B Preferred Stock will be convertible into the number of shares of Common Stock equal to the adjusted liquidation preference divided by the conversion price, in each case determined as of the conversion date. The adjusted liquidation preference is the sum of (i) the liquidation preference determined as of the conversion date plus
(ii) (A) the unpaid dividends accrued to such convertible preferred stock, if not already added to the liquidation preference, multiplied by (B) a fraction the numerator of which is the conversion price determined as of such conversion date and the denominator of which is the last closing price for the Common Stock on the last trading day before the conversion date; provided, however, that in the case of any mandatory conversion on or prior to November 27, 2002, for purposes of the foregoing, the liquidation preference will be deemed to be $26.375 per share and there will be deemed to be no accrued dividends.

Initially, the conversion price of the Series A and Series B Preferred Stock will be $5.55 per share but subject to anti-dilution adjustments.

  AUTOMATIC CONVERSION

     On November 27, 2011, each share of Series A and Series B Preferred Stock will automatically convert into the number of shares of Common Stock equal to the adjusted liquidation preference divided by the lesser of the then current conversion price or the current market price of the Common Stock, in each case determined as of such date.

  MANDATORY CONVERSION

     At any time after the volume-weighted average closing price of the Common Stock trades at or above 150% of the then current conversion price for 60 consecutive trading days, we may mandatorily convert each share of Series A and Series B Preferred Stock into the number of shares of Common Stock equal to the adjusted liquidation preference divided by the conversion price, in each case determined as of the conversion date.

     Barring a mandatory conversion, we may not redeem the Series A Preferred Stock or Series B Preferred Stock at our option prior to November 27, 2004. Thereafter, we may redeem the Series A Preferred Stock or Series B Preferred Stock at our option, in whole or in part and from time to time, at the declining redemption prices set forth in the applicable certificate of designations, together with any accrued but unpaid dividends for the quarterly dividend period in which the redemption date occurs.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the performance of an investment in Common Stock from August 21, 2000 through December 31, 2001 with an investment in the S&P 500 Index or in the NASDAQ Non-Financial Index from July 31, 2000 through December 31, 2001. The graph assumes $100 was invested on August 21, 2000 in the Common Stock and July 31, 2000 in the S&P 500 Index and in the NASDAQ Non-Financial Index and the reinvestment of dividends on the date of payment without payment of any commissions. Dollar amounts in the graph are rounded to the nearest whole dollar. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

                COMPARISON OF 16 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG KEY3MEDIA GROUP INC., THE S&P 500 INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

                              (PERFORMANCE GRAPH)

* $100 invested on 8/18/00 in stock or on 7/31/00 in index-including reinvestment of dividends. Fiscal year ending December 31.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee's purpose is to assist the Board of Directors in its oversight of Key3Media's internal controls, financial statements and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Committee are "independent", as required by applicable listing standards of the NYSE. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 27, 2002; a copy of the current Charter is attached to this proxy statement as Annex A.

     Management is responsible for the preparation, presentation and integrity of Key3Media's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has also considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

     Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Committee referred to below and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Key3Media's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact "independent".

                                                           AUDIT COMMITTEE:
                                                           Edward A. Bennett
                                                           James F. Moore
                                                           Bruce M. Ramer

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table contains information about our common stock beneficially owned by Fredric D. Rosen, our current Chairman and Chief Executive Officer, and our four other most highly compensated executive officers, by each of our directors and by all of our directors and executive officers as a group.

                                                              NUMBER OF    PERCENT OF
BENEFICIAL OWNER(1)                                           SHARES(#)    CLASS (%)
-------------------                                           ----------   ----------
EXECUTIVE OFFICERS NAMED IN SUMMARY COMPENSATION TABLE:
Fredric D. Rosen(2).........................................   5,625,555      7.66
Jason E. Chudnofsky(3)......................................   1,760,000      2.51
Peter B. Knepper(4).........................................     626,666         *
Ned S. Goldstein(4).........................................     626,666         *
Robert Priest-Heck(5).......................................     198,436         *
OUR DIRECTORS:
Fredric D. Rosen............................................   5,625,555      7.66
Edward A. Bennett(9)........................................      55,000         *
Jason E. Chudnofsky.........................................   1,760,000      2.51
Ronald D. Fisher(9).........................................      15,833         *
Eric Hippeau(9).............................................      19,123         *
James E. Moore(9)...........................................      13,333         *
John A. Pritzker(6).........................................     700,833         *
Michael B. Solomon(7).......................................   9,696,383     13.30
G. Andrea Botta(8)..........................................   6,287,000      8.45
Pamela C. Alexander(9)......................................      13,333         *
James A. Wiatt(9)...........................................      13,333         *
Bruce M. Ramer(10)..........................................      39,000         *
Our directors and executive officers as a group.............  25,685,968     33.29

---------------

* Less than one percent.

 (1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of common stock that such person or group has the right to acquire within 60 days after March 29, 2002. For purposes of computing the percentage of outstanding Common Stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after March 29, 2002 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.

 (2) Holding includes 30,000 shares of Common Stock as trustee for his children's trust and right to acquire beneficial ownership of 5,185,555 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Rosen also owns unexercisable options to acquire 4,387,778 shares of our Common Stock.

 (3) Holding includes right to acquire beneficial ownership of 1,760,000 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Chudnofsky also owns unexercisable options to acquire 1,990,000 shares of our Common Stock.

 (4) Holding includes right to acquire beneficial ownership of 541,666 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Knepper and Mr. Goldstein each also own unexercisable options to acquire 458,334 shares of our Common Stock.

 (5) Holding includes right to acquire beneficial ownership of 187,500 shares of Common Stock within 60 days. Mr. Priest-Heck also owns unexercisable options to acquire 312,500 shares of our Common Stock.

 (6) Holding includes right to acquire beneficial ownership of 270,833 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Pritzker also owns unexercisable options to acquire options to acquire 229,167 shares of our Common Stock.

 (7) Mr. Solomon is the managing member of Gladwyne Catalyst GenPar LLC, a Delaware limited liability company ("Gladwyne GenPar"), which is a managing member of Invemed Catalyst GenPar LLC, a Delaware limited liability company ("Catalyst GenPar"), the general partner of Invemed Catalyst Fund, L.P. ("Invemed"). As a managing member of Gladwyne GenPar, Mr. Solomon may be deemed to share voting and dispositive power over Invemed's shares. The table includes (i) 5,092,593 shares of Common Stock, (ii) 13,333 shares of Common Stock that would be held by Invemed upon exercise of options to purchase such shares, and (iii) 4,590,457 shares of Common Stock that would be held by Invemed upon conversion of its 1,000,000 shares of Series A Preferred Stock (representing 100% of the Series A class). Mr. Solomon disclaims beneficial ownership of these securities in excess of his pecuniary interest therein.

 (8) Mr. Botta is a Managing Director of Morgan Stanley & Co. Incorporated and head of the Private Investment Department, as well as President of PG Investors III, Inc., the general partner of Princes Gate Investors III, L.P. The table includes 6,277,000 shares of Common Stock which will be exercisable pursuant to warrants held by Princes Gate Investors III, L.P., certain affiliates of Morgan Stanley Dean Witter & Co. and certain other investors whose investment manager is PG Investors III, Inc. (the "Investors"). Morgan Stanley Dean Witter & Co., through its affiliates, has shared power to vote or dispose of these 6,277,000 shares of Common Stock and also owns exercisable options to acquire 10,000 shares of Common Stock and has unexercisable options on 20,000 shares of Common Stock. Mr. Botta disclaims beneficial ownership of any of the shares.

 (9) Mr. Bennett, Mr. Fisher, Mr. Hippeau, Mr. Moore, Ms. Alexander and Mr. Wiatt each have the right to acquire 13,333 shares of Common Stock and have options that are unexercisable on 26,667 shares of Common Stock.

(10) Mr. Ramer has the right to acquire 10,000 shares of Common Stock and has options that are unexercisable on 20,000 shares of Common Stock.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, the only persons known by us to be beneficial owners of more than 5% of our Common Stock as of March 29, 2002 are set forth in the following table:

                                                              NUMBER OF    PERCENT OF
BENEFICIAL OWNER(1)                                           SHARES(#)     CLASS(%)
-------------------                                           ----------   ----------
SOFTBANK America Inc.(2)....................................  36,699,868      53.8
SOFTBANK Holdings Inc.(3)...................................  36,700,190      53.8
SOFTBANK Corp.(4)...........................................  36,700,190      53.8
Masayoshi Son(5)............................................  36,700,190      53.8
Morgan Stanley Dean Witter & Co.(6).........................   6,287,000       8.5
PG Investors III, Inc.(6)...................................   1,227,673       1.8
Princes Gate Investors III, L.P.(6).........................   4,753,052       6.5
Invemed Catalyst Fund, L.P.(7)..............................   9,696,383      13.3
Gotham Capital V, LLC(8)....................................   2,326,600       3.4
Gotham Capital VI, LLC......................................     959,200       1.4
Joel M. Greenblatt(9).......................................   4,634,300       6.8
Robert L. Goldstein(10).....................................   2,486,600       3.6
Fredric D. Rosen(11)........................................   5,625,555       7.7
ValueAct Capital Partners, L.P.(12).........................   5,031,411       7.0
ValueAct Capital Partners II, L.P.(12)......................     408,103       0.6
ValueAct Capital International, Ltd.(12)....................     150,942       0.2
VA Partners, L.L.C.(12).....................................   5,590,457       7.7
Jeffrey W. Ubben(12)........................................   5,590,457       7.7
George F. Hamel, Jr.(12)....................................   5,590,457       7.7
Peter H. Kamin(12)..........................................   5,590,457       7.7

---------------

 (1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of Common Stock that such person or group has the right to acquire within 60 days after March 29, 2002. For purposes of computing the percentage of outstanding Common Stock held by each person or group, any shares that such person or group has the right to acquire within 60 days after March 29, 2002 are deemed outstanding but are not deemed outstanding for purposes of computing the percentage of any other person or group.

 (2) SOFTBANK America Inc.'s address is 1188 Centre Street, Newton Center, MA 02459.

 (3) Includes shares owned by SOFTBANK America Inc. which may be deemed to be beneficially owned by SOFTBANK Holdings Inc. SOFTBANK Holdings Inc.'s address is 1188 Centre Street, Newton Center, MA 02459.

 (4) Includes shares owned by SOFTBANK Holdings Inc., all of which may be deemed to be beneficially owned by SOFTBANK Corp. SOFTBANK Corp.'s address is 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

 (5) Includes shares owned by SOFTBANK America Inc., all of which may be deemed to be beneficially owned by Mr. Son (who owns 37.15% of SOFTBANK Corp. and is its President). Mr. Son's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

 (6) Princes Gate Investors, III L.P. owns warrants to acquire 4,753,052 shares of our Common Stock. The general partner of Princes Gate Investors, III L.P. is PG Investors III, Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Certain other investors have given PG Investors III, Inc. sole investment management authority over their warrants to acquire 1,227,673 shares of our Common Stock. In addition, Morgan Stanley Dean Witter & Co., through other wholly owned subsidiaries, has shared voting and dispositive power over an additional 296,275 shares of our Common Stock. Therefore, through its affiliates, Morgan Stanley Dean Witter & Co. has shared power to vote or dispose of 6,277,000 shares of our Common Stock obtainable upon exercise of the warrants. Princess Gate Investors, III L.P.'s address is that of Morgan Stanley Dean Witter & Co. at 1585 Broadway, New York, NY 10036.

 (7) Invemed directly owns 5,092,593 shares of Common Stock and has the right to acquire 13,333 shares of Common Stock upon exercise of options to purchase such shares. This number also includes 4,590,457 shares of Common Stock that would be held by Invemed upon conversion of its 1,000,000 shares of Series A Preferred Stock (representing 100% of the Series A class). Invemed's address is 375 Park Avenue, Suite 2205, New York, New York 10152. The general partner of Invemed is Catalyst GenPar. The managing members of Catalyst GenPar are Gladwyne GenPar, and Invemed Securities, Inc., a New York corporation ("Invemed Securities"). The business address of Gladwyne GenPar is 600 The Times Building, Ardmore, PA 19003. The business address of Invemed Securities is 375 Park Avenue, Suite 2205, New York, New York 10152. The members of Gladwyne GenPar are Michael B. Solomon, Philip P. Young, Suzanne M. Present, Robert B. Friedman, William M. Sams and Kathryn Casoria. The controlling shareholder of Invemed Securities is Kenneth G. Langone. Catalyst GenPar, as the general partner of Invemed, has the sole power to vote and dispose of the 9,696,383 shares of Common Stock beneficially owned by Invemed. Each of Gladwyne GenPar and Invemed Securities, as managing members of Catalyst GenPar, may be deemed to have shared voting and dispositive power over Invemed's shares. Each of Gladwyne GenPar, Invemed Securities, the members of Gladwyne GenPar and Mr. Langone disclaim beneficial ownership of such shares in excess of their respective interests therein.

 (8) Shares reported for Gotham V exclude 1,859,800 shares referenced in a "swap" transaction with, and which may be held by Bank of America or an affiliate thereof (the "Swap Counterparty") pursuant to a standard ISDA Master Agreement. Under such agreement, dispositive and voting power over such 1,859,800 shares is held by the Swap Counterparty and Gotham V disclaims beneficial ownership thereof. If such shares were to be deemed in the beneficial ownership of Gotham V, the aggregate amount beneficially owned thereby would be 4,186,400 which represents 6.1% of our outstanding Common Stock. This amount does not include shares which may be held by partnerships or which the reporting person may be a limited partner. Gotham V's address is 153 East 53rd Street, 51st Floor, New York, NY 10022.

 (9) Shares reported for Joel M. Greenblatt include shares beneficially owned by him individually as well as shares beneficially owned by Gotham V and Gotham VI, which entities may be deemed to be controlled by Mr. Greenblatt, who is the sole Managing Member of Gotham VI and one of two Managing Members of Gotham V and the sole Managing Member of Gotham VI. Shares reported for Mr. Greenblatt also include 50,000 shares beneficially owned by a private foundation of which Mr. Greenblatt is the donor and trustee. Shares reported for Mr. Greenblatt exclude the 1,859,800 shares referenced in footnote 8 above. If such shares were to be deemed in the beneficial ownership of Mr. Greenblatt, the aggregate amount indirectly beneficially owned thereby would be 6,494,100, which represents 9.5% of our outstanding Common Stock. Gotham VI's address is 153 East 53rd Street, 51st Floor, New York, NY 10022. Mr. Greenblatt's business address is 153 East 53rd Street, 51st Floor, New York, NY 10022.

(10) Shares reported for Robert L. Goldstein include shares beneficially owned by him individually as well as shares beneficially owned by Gotham V, which entity may be deemed to be controlled by Mr. Goldstein, who is a manager thereof. Shares reported for Mr. Goldstein also include 25,000 shares beneficially owned by a private foundation of which Mr. Goldstein is the donor and trustee. Shares reported for Mr. Goldstein exclude the 1,859,800 shares referenced in footnote 8 above. If such shares were to be deemed in the beneficial ownership of Mr. Goldstein, the aggregate amount indirectly beneficially owned thereby would be 4,346,400, which represents 6.4% of our outstanding Common Stock. Mr. Goldstein's business address is 153 East 53rd Street, 51st Floor, New York, NY 10022.

(11) Holding includes 30,000 shares of Common Stock as trustee for his children's trust and right to acquire beneficial ownership of 5,185,555 shares of Common Stock within 60 days through the exercise of stock options granted under the Key3Media 2000 Stock Option and Incentive Plan. Mr. Rosen also owns unexercisable options to acquire 4,387,778 shares of our Common Stock. Mr. Rosen's business address is at the offices of Key3Media located at 5700 Wilshire Boulevard, Suite 325, Los Angeles, California 90036.

(12) ValueAct Capital Partners, L.P. ("ValueAct Partners") and ValueAct Capital Partners II, L.P. ("ValueAct Partners II") are each Delaware limited partnerships. ValueAct Capital International, Ltd. ("ValueAct International") is a company organized under the laws of the British Virgin Islands. VA Partners, L.L.C. ("VA Partners") is a Delaware limited liability company whose principal business is to render investment management services to ValueAct International and to serve as the general partner of ValueAct Partners and ValueAct Partners II. Messrs. Ubben, Hammel and Kamin (collectively, the "Managing Members") are each managing members, principal owners and controlling persons of VA Partners and directors and principal executive officers of ValueAct International, and such activities constitute their principal occupations. The principal business address of each of these entities and individuals is One Maritime Plaza, Suite 1400, San Francisco, CA 94111. ValueAct Partners owns 900,000 shares of Common Stock and 900,000 shares of Series B Preferred Stock, ValueAct Partners II owns 73,000 shares of Common Stock and 73,000 shares of Series B Preferred Stock and ValueAct International owns 27,000 shares of Common Stock and 27,000 shares of Series B Preferred Stock. The 900,000 shares of Series B Preferred Stock owned by ValueAct Partners represents approximately 45.5% of the Series B class. The 73,000 shares of Series B Preferred Stock owned by ValueAct Partners II represents approximately 3.7% of the Series B class. The 27,000 shares of Series B Preferred Stock owned by ValueAct International represents approximately 14% of the Series B class. Shares reported as beneficially owned by ValueAct Partners, ValueAct Partners II and ValueAct International are also reported as beneficially owned by VA Partners, as investment manager or general partner of such entities, and by each Managing Member, as controlling persons of VA Partners.

                                PROPOSAL NO. 2.
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     At the recommendation of the Audit Committee of the Board of Directors, Ernst & Young LLP has been selected by the Board of Directors as our independent auditors for the year ending December 31, 2002. We are submitting our selection of independent auditors for shareholder ratification at the Annual Meeting.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

     Our by-laws do not require that the shareholders ratify the selection of Ernst & Young LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may retain such independent auditors. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of Key Media and its shareholders.

     On December 5, 2000, we dismissed PricewaterhouseCoopers LLP as our independent accountants. Our Audit Committee participated in and approved the decision to change independent accountants. The reports of PricewaterhouseCoopers LLP on the financial statements for the 1998 and 1999 fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the 1998 and 1999 fiscal years and through December 5, 2000, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the 1998 and 1999 fiscal years and through December 5, 2000, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). We requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 6, 2000, is filed as Exhibit 16 to the Form 8-K filed with the SEC on December 6, 2000 and is incorporated by reference herein.

     We engaged Ernst & Young LLP as our new independent accountants as of December 6, 2000. During the 1998 and 1999 fiscal years and through December 6, 2000, we did not consult with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to the Registrant or oral advice was provided that Ernst & Young LLP concluded was an important factor we considered in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

AUDIT FEES AND AUDIT RELATED FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2001 and the review of our financial statements in our Quarterly Reports on Form 10-Q during the year were $306,000.

     Ernst & Young LLP also billed our company $549,000 for audit related services during the year ended December 31, 2001. Audit related services generally include fees for statutory and benefit plan audits, registration statements and related auditor consents, audits and due diligence related to acquired businesses, internal control review of newly implemented financial information systems and accounting consultations.

     The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to our company, were $192,000, which included $35,000 for work performed in connection with our annual report on Form 10-K and $157,000 for required independent auditor consents included in other regulatory filings.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

     Our auditors did not provide services in fiscal year 2001 constituting the design or implementation of financial information systems.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young LLP for services rendered to our company, other than the services described above under "Audit Fees and Audit Related Fees" or "Financial Information Systems Design and Implementation," for the year ended December 31, 2001 were $78,000.

     The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2002. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. Such directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports they file.

     Based solely on a review of the copies of such reports we received, and on written representations from certain reporting persons, we believe that all
Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders were complied with during fiscal year 2001 except as follows: SOFTBANK Corp., SOFTBANK America Inc., SOFTBANK Holdings, Inc. and Mr. Masayoshi Son failed to file their October 2001 Form 4 related to the acquisition of 2,955,000 shares of Common Stock and their November 2001 Form 4 related to the disposition of 2,000,000 shares of Common Stock in a timely manner. Also, due to a clerical error, Mr. Priest-Heck failed to report 109 of his 10,936 shares of Common Stock in a Form 4.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement is incorporated by reference into any other filing by Key3Media under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) and "Stock Price Performance Graph", as well as the Audit Committee Charter, will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

     At the date hereof, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Shareholders who, in accordance with the Securities and Exchange Commission's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2003 Annual Meeting must submit their proposals to our Secretary on or before December 17, 2002. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee its inclusion.

     In accordance with our by-laws, in order to be properly brought before the 2003 Annual Meeting, a shareholder's notice of the matter the shareholder wishes to present must be delivered to the Secretary of Key3Media at 5700 Wilshire Blvd., Suite 325, Los Angeles, California 90036, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our by-laws (and not pursuant to the Securities and Exchange Commission's Rule 14a-8) must be received no earlier than January 15, 2003 and no later than February 14, 2003.

                                          By Order of the Board of Directors,

                                          /s/ Ned S. Goldstein
                                          -----------------------------
                                          Ned S. Goldstein
                                          Executive Vice President,
                                          General Counsel and Secretary

New York, New York
Dated: April 15, 2001

                                                                         ANNEX A

                         CHARTER OF THE AUDIT COMMITTEE

FIRST. THE AUDIT COMMITTEE SHALL BE COMPRISED OF AT LEAST THREE DIRECTORS, EACH OF WHOM SHALL NOT BE AN OFFICER OR EMPLOYEE OF THE COMPANY OR ITS SUBSIDIARIES, SHALL HAVE NO RELATIONSHIP TO THE COMPANY THAT MAY INTERFERE WITH THE EXERCISE OF THEIR INDEPENDENCE FROM MANAGEMENT AND THE COMPANY AND SHALL OTHERWISE SATISFY THE APPLICABLE MEMBERSHIP REQUIREMENTS UNDER THE RULES OF THE NEW YORK STOCK EXCHANGE, INC., AS SUCH REQUIREMENTS ARE INTERPRETED BY THE BOARD OF DIRECTORS IN ITS BUSINESS JUDGMENT.

SECOND.  THE PURPOSES OF THE AUDIT COMMITTEE ARE TO ASSIST THE BOARD OF
DIRECTORS:

     (1) in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures;

     (2) in its oversight of the Company's financial statements and the independent audit thereof;

     (3) in selecting, evaluating and, where deemed appropriate, replacing the outside auditors (or nominating the outside auditors to be proposed for shareholder approval in any proxy statement); and

     (4) in evaluating the independence of the outside auditors.

          The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (a) the integrity of those persons and organizations within and outside the Company from which it receives information, (b) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (c) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

     The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in the proxy statement).

     The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"), addressing each non-audit service provided to the Company and the matters set forth in Independence Standards Board No. 1.

     The outside auditors shall submit to the Company annually a formal written statement of the fees billed for each of the following categories of services rendered by the outside auditors: (i) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

THIRD. THE AUDIT COMMITTEE SHALL MEET FOUR TIMES ANNUALLY, OR MORE FREQUENTLY IF CIRCUMSTANCES DICTATE, TO DISCUSS WITH MANAGEMENT THE ANNUAL AUDIT FINANCIAL STATEMENTS AND QUARTERLY FINANCIAL STATEMENTS AND QUARTERLY FINANCIAL RESULTS. IN ADDITION TO SUCH MEETINGS OF THE AUDIT COMMITTEE AS MAY BE REQUIRED TO DISCUSS THE MATTERS SET FORTH IN ARTICLE FOURTH, THE AUDIT COMMITTEE SHOULD MEET SEPARATELY AT LEAST ANNUALLY WITH MANAGEMENT, THE DIRECTOR OF THE INTERNAL AUDITING DEPARTMENT AND THE OUTSIDE AUDITORS TO DISCUSS ANY MATTERS THAT THE AUDIT COMMITTEE OR ANY OF THESE PERSONS OR FIRMS BELIEVE SHOULD BE DISCUSSED PRIVATELY. THE AUDIT COMMITTEE MAY REQUEST ANY OFFICER OR EMPLOYEE OF THE COMPANY OR THE COMPANY'S OUTSIDE COUNSEL OR OUTSIDE AUDITORS TO ATTEND A MEETING OF THE AUDIT COMMITTEE OR TO MEET WITH ANY MEMBERS OF, OR CONSULTANTS TO, THE AUDIT COMMITTEE. MEMBERS OF THE AUDIT COMMITTEE MAY PARTICIPATE IN A MEETING OF THE AUDIT COMMITTEE BY MEANS OF CONFERENCE CALL OR SIMILAR COMMUNICATIONS EQUIPMENT BY MEANS OF WHICH ALL PERSONS PARTICIPATING IN THE MEETING CAN HEAR EACH OTHER.

FOURTH. TO CARRY OUT ITS PURPOSES, THE AUDIT COMMITTEE SHALL HAVE THE FOLLOWING DUTIES AND POWERS:

     (1) with respect to the outside auditor,

          (a) to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors;

          (b) to review the fees charged by the outside auditors for audit and non-audit services;

          (c) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

          (d) if applicable, to consider whether the outside auditors' provision of (a) information technology consulting services relating to financial information systems design and implementation and (b) other non-audit services to the Company is compatible with maintaining the independence of the outside auditors; and

          (e) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

          (2) with respect to the internal auditing department,

          (a) to review the appointment and replacement of the director of the internal auditing department; and

          (b) to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto;

          (3) with respect to financial reporting principles and policies and internal audit controls and procedures,

          (a) to advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

          (b) to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

          (i) deficiencies noted in the audit in the design or operation of internal controls;

          (ii) consideration of fraud in a financial statement audit;

          (iii) detection of illegal acts;

          (iv) the outside auditors' responsibility under generally accepted auditing standards;

          (v) significant accounting policies;

          (vi) management judgments and accounting estimates;

          (vii) adjustments arising from the audit;

          (viii) the responsibility of the outside auditor for other information in documents containing audited financial statements;

          (ix) disagreements with management;

          (x) consultation by management with other accountants;

          (xi) major issues discussed with management prior to retention of the outside auditors;

          (xii) difficulties encountered with management in performing the audit;

          (xiii) the outside auditors' judgments about the quality of the entity's accounting principles; and

          (xiv) reviews of interim financial information conducted by the outside auditors;

          (c) to meet with management, the director of the internal auditing department and/or the outside auditors:

          (i) to discuss the scope of the annual audit;

          (ii) to discuss the audited financial statements;

          (iii) to discuss any significant matters arising from any audit or report or communication referred to in items (2)(b) or (3)(b) above, whether raised by management, the internal auditing department or the outside auditors, relating to the Company's financial statements;

          (iv) to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

          (v) to discuss significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or management; and

          (vi) to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

          (d) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

          (e) to discuss with the Company's General Counsel any significant legal matters that may have a material effect on the financial statements, the Company's compliance policies, including material notices to or inquiries received from governmental agencies; and

          (4) with respect to reporting and recommendations,

          (a) to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

          (b) to review this Charter at least annually and recommend any changes to the full Board of Directors; and

          (c) to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

FIFTH. THE AUDIT COMMITTEE SHALL HAVE THE RESOURCES AND AUTHORITY APPROPRIATE TO DISCHARGE ITS RESPONSIBILITIES, INCLUDING THE AUTHORITY TO ENGAGE OUTSIDE AUDITORS FOR SPECIAL AUDITS, REVIEWS AND OTHER PROCEDURES AND TO RETAIN SPECIAL COUNSEL AND OTHER EXPERTS OR CONSULTANTS.

                              KEY3MEDIA GROUP, INC.
                                      PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2002

     The undersigned hereby appoints Fredric D. Rosen, Peter B. Knepper and Ned
S. Goldstein, and each of them, as proxies, and each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of common stock, par value $0.01 per share, of Key3Media Group, Inc. (the "Company") held of record by the undersigned on March 29, 2002, at the 2002 Annual Meeting of Shareholders to be held on May 15, 2002 at 10 a.m. at the Beverly Hilton, located at 9876 Wilshire Blvd., Beverly Hills, California 90210, and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2002 Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. IF YOU DO NOT GIVE ANY DIRECTION, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. In order for your vote to be submitted by proxy, you must properly complete and return this proxy, in order that, in either case, your vote is received no later than 5:00 p.m. New York City time on May 14, 2002.

THE BOARD OF DIRECTORS RECOMMENDS THAT          Key3Media Group, Inc.
YOU VOTE FOR PROPOSALS 1 AND 2.                 P.O. Box 11189
                                                New York, N.Y.  10203-0189

          (Continued, and to be signed and dated, on the reverse side.)

[ ]
1.  Election of   FOR all nominees [ ]  WITHHOLD AUTHORITY [ ]  *ELECTIONS [ ]
    Directors     listed below          to vote for all
                                        nominees listed below


Nominees: Edward A. Bennett, John A. Pritzker, Bruce M. Ramer, Michael B.
Solomon

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions__________________________________________________________________

2. Ratification of the [ ] FOR [ ] AGAINST [ ] ABSTAIN appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the 2002 fiscal year.

     In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the above nominees is unable to serve.

     IMPORTANT: PLEASE SIGN THIS PROXY CARD EXACTLY AS YOUR NAME OR NAMES APPEAR ELSEWHERE ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE GUARDIAN OR OTHER SIMILAR CAPACITY, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF THE SIGNATURE IS BY A CORPORATION, A DULY AUTHORIZED OFFICER OF THE CORPORATION SHOULD SIGN IN FULL THE CORPORATE NAME. IF THE SIGNATURE IS BY A PARTNERSHIP, A PARTNER SHOULD SIGN THE FULL PARTNERSHIP NAME.

                        Address Change and/or                   [ ]
                        Comments Mark Here

           Important: Please sign this proxy card exactly as your name appears elsewhere on this card. If the signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporate name.

           Dated:                                           2002
           -----                                            ----


                                Signature(s)

Please sign, date and return             Votes MUST be indicated      [ ]
proxy card in the enclosed envelope      (x) in black or blue ink.

                              KEY3MEDIA GROUP, INC.
                                      PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2002

     The undersigned hereby appoints Fredric D. Rosen, Peter B. Knepper and Ned
S. Goldstein, and each of them, as proxies, and each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Series A 5.5% Convertible Redeemable Preferred Stock, par value $0.01 per share, of Key3Media Group, Inc. (the "Company") held of record by the undersigned on March 29, 2002, at the 2002 Annual Meeting of Shareholders to be held on May 15, 2002 at 10 a.m. at the Beverly Hilton, located at 9876 Wilshire Blvd., Beverly Hills, California 90210, and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2002 Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. IF YOU DO NOT GIVE ANY DIRECTION, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. In order for your vote to be submitted by proxy, you must properly complete and return this proxy, in order that, in either case, your vote is received no later than 5:00 p.m. New York City time on May 14, 2002.

THE BOARD OF DIRECTORS RECOMMENDS THAT          Key3Media Group, Inc.
YOU VOTE FOR PROPOSALS 1 AND 2.                 5700 Wilshire Blvd., Suite 325
                                                Los Angeles, CA  90036
                                                Attn: Ned S. Goldstein

          (Continued, and to be signed and dated, on the reverse side.)

[ ]
1.  Election of   FOR all nominees [ ]  WITHHOLD AUTHORITY  [ ]  *ELECTIONS [ ]
    Directors     listed below          to vote for all
                                        nominees listed below

Nominees: Edward A. Bennett, John A. Pritzker, Bruce M. Ramer, Michael B. Solomon (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions____________________________________________________________________

2. Ratification of the [ ] FOR [ ] AGAINST [ ] ABSTAIN appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the 2002 fiscal year.

     In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the above nominees is unable to serve.

     IMPORTANT: PLEASE SIGN THIS PROXY CARD EXACTLY AS YOUR NAME OR NAMES APPEAR ELSEWHERE ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE GUARDIAN OR OTHER SIMILAR CAPACITY, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF THE SIGNATURE IS BY A CORPORATION, A DULY AUTHORIZED OFFICER OF THE CORPORATION SHOULD SIGN IN FULL THE CORPORATE NAME. IF THE SIGNATURE IS BY A PARTNERSHIP, A PARTNER SHOULD SIGN THE FULL PARTNERSHIP NAME.

                        Address Change and/or                   [ ]
                        Comments Mark Here

           Important: Please sign this proxy card exactly as your name appears elsewhere on this card. If the signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporate name.

           Dated:                                           2002
           -----                                            ----


                                Signature(s)

Please sign, date and return             Votes MUST be indicated      [ ]
proxy card in the enclosed envelope      (x) in black or blue ink.

                              KEY3MEDIA GROUP, INC.
                                     PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2002

     The undersigned hereby appoints Fredric D. Rosen, Peter B. Knepper and Ned
S. Goldstein, and each of them, as proxies, and each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Series B 5.5% Convertible Redeemable Preferred Stock, par value $0.01 per share, of Key3Media Group, Inc. (the "Company") held of record by the undersigned on March 29, 2002, at the 2002 Annual Meeting of Shareholders to be held on May 15, 2002 at 10 a.m. at the Beverly Hilton, located at 9876 Wilshire Blvd., Beverly Hills, California 90210, and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2002 Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. IF YOU DO NOT GIVE ANY DIRECTION, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. In order for your vote to be submitted by proxy, you must properly complete and return this proxy, in order that, in either case, your vote is received no later than 5:00 p.m. New York City time on May 14, 2002.

THE BOARD OF DIRECTORS RECOMMENDS THAT          Key3Media Group, Inc.
YOU VOTE FOR PROPOSALS 1 AND 2.                 5700 Wilshire Blvd., Suite 325
                                                Los Angeles, CA  90036
                                                Attn: Ned S. Goldstein

          (Continued, and to be signed and dated, on the reverse side.)

[ ]
1.  Election of   FOR all nominees  [ ]  WITHHOLD AUTHORITY [ ]  *ELECTIONS [ ]
    Directors     listed below           to vote for all
                                         nominees listed below

Nominees: Edward A. Bennett, John A. Pritzker, Bruce M. Ramer, Michael B. Solomon (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions____________________________________________________________________

2. Ratification of the [ ] FOR [ ] AGAINST [ ] ABSTAIN appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the 2002 fiscal year.

     In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the above nominees is unable to serve.

     IMPORTANT: PLEASE SIGN THIS PROXY CARD EXACTLY AS YOUR NAME OR NAMES APPEAR ELSEWHERE ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE GUARDIAN OR OTHER SIMILAR CAPACITY, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF THE SIGNATURE IS BY A CORPORATION, A DULY AUTHORIZED OFFICER OF THE CORPORATION SHOULD SIGN IN FULL THE CORPORATE NAME. IF THE SIGNATURE IS BY A PARTNERSHIP, A PARTNER SHOULD SIGN THE FULL PARTNERSHIP NAME.

                        Address Change and/or                   [ ]
                        Comments Mark Here

           Important: Please sign this proxy card exactly as your name appears elsewhere on this card. If the signature is by a corporation, a duly authorized officer of the corporation should sign in full the corporate name.

           Dated:                                           2002
           -----                                            ----


                                Signature(s)

Please sign, date and return             Votes MUST be indicated      [ ]
proxy card in the enclosed envelope      (x) in black or blue ink.

                                [KEY3MEDIA LOGO]

                                                                  April 12, 2002

Dear Fellow Shareholder:

     The past year was a very challenging one for Key3Media as we experienced difficult economic conditions overall, a significant downturn in the IT sector and the impact of the tragic events of September 11th.

     Despite these external factors that affected our business during 2001, we remained focused on building on our unique platform, while at the same time taking actions to improve our balance sheet and reduce our costs, so that Key3Media will be poised to benefit as conditions improve. Our actions, together with the strength of our leading technology branded events, such as COMDEX, Networld + Interop, Seybold Seminars and JavaOne, have enabled us to maintain our position as the world's leading producer of IT tradeshows and conferences.

     Due to the difficult operating environment, Key3Media reported 2001 revenues of $252.3 million compared to $286.9 million for 2000. EBITDA was $64.0 million in 2001 compared to $91.2 million in 2000, and adjusted EBITDA (excluding non-cash stock-based compensation charges in both periods, a non-recurring compensation charge in 2000 and staff reduction severance charges in 2001) was $65.9 million in 2001 compared to $102.2 million in 2000. The Company reported a net loss of $21.4 million in 2001 compared to net income of $8.6 million in 2000.

     As part of our effort to offset the impact of adverse market conditions, Key3Media took a number of steps to reduce costs and control expenses throughout the organization. In order to reduce labor costs and increase operating efficiencies, the Company implemented initiatives related to management information systems, order management and online registration. In addition, the Company reduced its workforce and renegotiated significant service agreements with vendors who provide production assistance at our events. These actions are expected to reduce costs and expenses by approximately $10-15 million on an annual basis.

     With an eye toward the future and a strong belief in the fundamental attractiveness of our business, Key3Media completed several strategic acquisitions that enhance our presence in the networking space and in select international markets. In the networking industry, we acquired pulver.com's two major brands - Voice on the Net (VON) Conferences and Session Initiation Protocol (SIP) Summits) - as well as significant assets of BCR Enterprises, and McQuillan Ventures, including the Next Generation Networks (NGN) and Next Generation Ventures (NGV) properties. And, on the international front, we completed the acquisition of SOFTBANK Forums Japan, a leading producer of tradeshows and conferences in Japan, and announced our plans to acquire ExpoNova Events & Exhibitions, Scandinavia's premier IT tradeshow organizer, which we completed in January 2002.

     During 2001, we improved our balance sheet by raising additional capital and refinancing our debt. In addition, we amended our senior bank credit facility agreement, replacing existing covenants with less restrictive covenants designed to provide us with increased financial flexibility to operate our business.

     While we expect to continue to face challenging times in the near-term, we remain focused on those things that we can control, including aggressively managing our expenses, to ensure that we are well positioned to deliver renewed growth when there is an upturn in the industry. We remain committed to creating long-term value for our shareholders and thank you for your continued support.

                                       Sincerely,

                                       /s/ Fredric D. Rosen
                                       ------------------------------------
                                       FREDRIC D. ROSEN
                                       Chairman and Chief Executive Officer